EXHIBIT 10.11

REGENXBIO INC.

COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS

(as adopted by the Board of Directors on September 22, 2015, amended as of October 29, 2019 and effective as of January 1, 2020)

A.	Cash Compensation
1.	Board retainer: $40,000 per year for each non-employee director, paid in quarterly installments in arrears.
2.	Chairman of the Board retainer: $30,000 per year, paid in quarterly installments in arrears.
3.

Committee chair retainer: $18,000 per year for the Audit Committee chair, $15,000 per year for the Compensation Committee chair, and $8,500 per year for the Nominating and Corporate Governance Committee chair, paid in quarterly installments in arrears.

4.

Committee member retainer: $9,000 per year for each non-chair member of the Audit Committee, $6,000 per year for each non-chair member of the Compensation Committee, and $5,000 per year for each non-chair member of the Nominating and Corporate Governance Committee, paid in quarterly installments in arrears.

B.	Equity Compensation
1.

Initial stock option grant: stock option for each non-employee director to purchase 20,000 shares of REGENXBIO Inc. (the “Company”) common stock.  The per share price of each option shall equal 100% of the Fair Market Value (as defined in the 2015 Equity Incentive Plan (the “EIP”)) of a share of common stock of the Company on the date the option is granted.  The option shall vest in equal monthly installments over the 36 months following the grant date, with immediate full vesting in the event of a Change in Control (as defined in the EIP).  The option will be granted by the Compensation Committee under the EIP in conjunction with the director’s initial appointment or election to the Board.

2.

Annual stock option grant: stock option for each non-employee director to purchase 10,000 shares of the Company’s common stock.  The per share price of each option shall equal 100% of the Fair Market Value of a share of common stock of the Company on the date the option is granted.  The option shall vest in equal monthly installments over the 12 months following the grant date, with immediate full vesting in the event of a Change in Control. The option will be granted by the Compensation Committee under the EIP following the election of such director at the Company’s annual meeting of stockholders.

EXHIBIT 10.11

C.	Other Items
1.	Non-employee directors will be reimbursed for reasonable out-of-pocket expenses incurred to attend Board and Committee meetings.
2.	Customary director and officer insurance is provided for non-employee directors.